FY 201_ Corporate Short-Term Incentive Plan
Exhibit 10.1

Corporate Short-Term Incentive Plan

At the discretion of executive management and the Board of Directors, you have been selected to participate in Covisint’s Fiscal Year (FY) 201_ Short-Term Incentive Plan (“Plan”). The purpose of this Plan is to provide you with additional incentives to achieve our annual business goals while positioning Covisint for long-term results, and to provide an opportunity to share in Covisint’s success. If there is any conflict between this Plan and the Covisint Corporation’s 2009 Long Term Incentive Plan, as amended, (“LTIP”), the LTIP shall control.

This Plan is non-negotiable.

Short-Term Incentive Opportunity
As set forth on your Short-Term Incentive Summary attached hereto, you are eligible for a Short-Term Incentive Opportunity (“Annual Opportunity”) equal to the Short-Term Target Incentive Percentage multiplied by your base salary. Your Short-Term Incentive Opportunity is based on the year-end company performance against the following objective targets approved by the Compensation Committee of the Board of Directors (“Committee”)

•	Fiscal Year 201_Revenue (“Revenue”) – 70%

•	Annualized Subscription Revenue (“ASR”) – 30%

•	There is no bonus payable on either of the above targets unless achievement of the Company is greater than the Revenue Minimum and the ASR Minimum set forth on Short-Term Incentive Summary.

•	As set forth in the example on the Short-Term Incentive Summary, your bonus potential will increase when the Company achieves Revenue Maximum and ASR Exceeds and ASR Maximum are achieved.

Plan Administration
Proration
Short-Term Incentive Awards are payable in cash only. Short-Term Target Incentive Awards will be prorated between performance levels and will be paid no later than 2 ½ months following the close of Fiscal Year 201_. Performance levels/targets for company objectives will not be prorated for partial time in a position Short-Term Incentive Awards will be prorated for partial time in a position for each full month of eligibility under the Plan for new hires, transfers, promotions and other changes in tier assignments.

Plan Governance
This Plan is administered by the Committee. The decision to make payouts under this Plan is at the Committee’s discretion or the discretion of the CEO as provided in Section 1.5(c) of the LTIP, which states:

Notwithstanding anything in this Plan to the contrary to the extent permitted by applicable law, the Committee may delegate to Chief Executive Officer of the Corporation the authority, subject to such terms and limitations as the Committee shall determine by resolution, to grant Awards to, cancel, modify, or waive rights with respect to, alter, discontinue or terminate Awards held by and otherwise exercise the Committee’s authority under this Plan with respect to Awards held by, Participants who are not persons subject to Section 16 of the Exchange Act. The acts of the Chief Executive Officer pursuant to such delegated authority shall be treated hereunder as acts of the Committee and the Chief Executive Officer shall report regularly to the Committee regarding any Award so granted or other actions taken by the Chief Executive Officer pursuant to such delegated authority.

The Committee intends that the Annual Award be exempt from Code Section 162(m) as “performance-based compensation” (as defined in Internal Revenue Code Section 162(m) and the regulations there under).

Definitions and Calculations
The employee’s Annual Opportunity under this Plan will be derived from the individual’s base salary and target incentive percent as of July 1, 201_.

“ASR” means the annualized value of new or incremental committed subscription revenue for new or renewed contracts signed within Fiscal Year 201_.
The independent objective targets and calculations will be determined based on United States Generally Accepted Account Principles (“US GAAP”) and exclude unusual items such as restructuring costs and divestitures. Any questions regarding the calculations will be resolved by the Chief Financial Officer.

June 29 2014      Covisint Corporation Confidential        Page 1 of 1

FY 201_ Corporate Short-Term Incentive Plan
Exhibit 10.1

Termination of Employment
In the event that your employment with Covisint terminates (either voluntarily or involuntarily) prior to the payment of the Short-Term Incentive Award you will not receive any portion of the Award unless termination is due to death or Disability, as defined in the LTIP.

Miscellaneous
This Plan, together with the associated LTIP and any subsequent correspondence issued by the Committee, shall constitute the entire agreement between you and Covisint regarding the awards and supersedes all contradictory terms, representations or claims, whether written or oral. Covisint reserves the right to change or discontinue this Plan for business or economic reasons at any time without prior notice. Nothing in the Plan is intended to confer upon you any right to continued employment.

If any dispute arises concerning payments to you under the terms of this Plan, you agree not to initiate legal action until you have first presented such concerns directly to the Committee or the CEO in writing, and until the Committee or CEO has had a reasonable time in which to review and address those concerns. No legal action arising out of this Plan may be brought by either party more than one year after the cause of action has occurred. This Plan shall be construed, interpreted, and governed by the local laws and regulations where you are employed. In the event of legal action, the prevailing party shall be entitled to receive from the opposing party the costs incurred in such legal action, including but not limited to reasonable attorney's fees.

June 29 2014      Covisint Corporation Confidential        Page 2 of 2

FY 201_ Corporate Short-Term Incentive Plan
Exhibit 10.1

Corporate Short-Term Incentive Summary

The below calculations are for illustrative purposes only. Actual results may vary based on your July 1, 201_ base salary and the attainment of annual targets.

Plan Participant Name:		Plan Effective Dates:	April 1, 201_ to March 31, 201_
Salary:
Manager:		STI Percentage:	__%
Location:	Detroit	STI Value:	USD____________

Performance Targets

Revenue Target:        $
Revenue Minimum        $
Revenue Maximum        $

ASR Target:            $
ASR Minimum:            $
ASR Exceed            $
ASR Maximum            $

Short-Term Incentive Calculation (Example)

A.	Short-Term Incentive Calculation - 50% of bonus amount earned based upon a salary of $200,000.
The below calculations for your Short-Term Incentive are for illustrative purposes only based on your June 1, 201_ salary. Actual Short-Term Incentive calculations will be derived using your base salary as of July 1, 201_.

	Minimum	Target	Maximum
Payout %	50%	100%	150%
Company Revenue	USD _______	USD________	USD ________
Cash Payout	USD 35,000	USD 70,000	USD 105,000

	Minimum	Target	Exceeds	Maximum
Payout %	50%	100%	150%	200%
ASR Revenue	USD_________	USD_______	USD _______	USD _______
Cash Payout	USD 15,000	USD 30,000	USD 45,000	USD 60,000

June 29 2014      Covisint Corporation Confidential        Page 3 of 3